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                                                                 Exhibit 99.1(c)

                TECNOL MEDICAL TO BE ACQUIRED BY KIMBERLY-CLARK
                           IN TAX-FREE SWAP OF SHARES


         FORT WORTH, TEXAS, September 4, 1997--TECNOL Medical Products, Inc. (NASDAQ:TCNL) today announced that it has signed a definitive agreement with Kimberly-Clark Corporation (NYSE:KMB) under which Tecnol will be acquired and merged into Kimberly-Clark's professional health care operations. Tecnol shareholders will receive 0.42 of a share of Kimberly-Clark common stock for each share of Tecnol stock that they own. The agreement was unanimously approved today by the boards of directors of both companies.

         The transaction, which will be a tax-free exchange for Tecnol shareholders, is expected to be completed in late 1997 and is subject to certain conditions, including regulatory clearances and approval by Tecnol shareholders. Van Hubbard, Tecnol's chairman, president and chief executive officer, and Kirk Brunson, vice chairman and executive vice president, who together own approximately 20 percent of the outstanding shares of Tecnol, have agreed to vote in favor of the transaction.

         Based on the September 3, 1997, closing price of $47.63 per share for Kimberly-Clark's stock, the transaction would be valued at approximately $400 million. Tecnol currently has approximately 21.3 million shares outstanding, on a fully diluted basis.

         As part of the definitive agreement, Tecnol has granted to Kimberly-Clark an option to purchase, upon the occurrence of certain events, up to 19.9 percent of Tecnol's outstanding shares at a price per share equal to the closing price of Tecnol's stock on September 3, 1997, which was $22 per share.

         "We believe this combination with Kimberly-Clark, because of its strengths in nonwoven materials and automated manufacturing, offers the best opportunity for increasing the value of our shareholders' investments in Tecnol over the long term," Mr. Hubbard said. "We bring significant new strengths to Kimberly-Clark, both in terms of products that are protected by more than 80 patents and in terms of our leadership in automated, sonic-bond manufacturing. We see tremendous synergies in the combination of the two companies."

         David R. Murray, president of Kimberly-Clark's professional health care sector, will lead the combined operation. Van Hubbard will become a consultant to the business.

         A Fortune 100 company, Kimberly-Clark is celebrating its 125th anniversary in 1997. The company is a leading global manufacturer of personal care, consumer tissue and away-from-home products. The company's global brands include Huggies, Pull-Ups, Kotex, Depend, Kleenex, Scott, Kimwipes and Wypall. Other brands well-known outside the U.S. include Andrex, Scottex, Page, Popee and Kimbies. Kimberly-Clark also is a major producer of professional health care products and premium business, correspondence and technical papers. The company's branded nonwoven medical products include disposable gowns, drapes and sterilization wrap. The company has manufacturing operations in 36 countries and sells its products in more than 150 countries.

         TECNOL Medical Products, Inc. is the leading provider of disposable face masks and patient care products to the U.S. hospital market, as well as serving the alternate health care, dental, industrial and consumer markets in the United States and more than 70 countries. The company designs, manufactures and markets more than 300 disposable medical products, which it sells primarily under the TECNOL brand name. As a result of the company's strong growth and market leadership, Forbes magazine has recognized TECNOL as one of the "200 Best Small Companies in America" in four of the past five years. The company reported net sales of $144.4 million for the year ended November 30, 1996.